FEE SAND AND GRAVEL LEASE



          THIS FEE SAND AND GRAVEL LEASE (this "Lease") is made and is effective as of October 21, 1996 by and between the parties hereinafter named, for the term and upon and under the terms and conditions hereinafter set forth.

          .    Parties.  The parties to this Lease, and their
addresses for all purposes hereof, are: (a) LESSOR: Valco Inc., whose address is 200 South 17th Street, Rocky Ford, Colorado 81067; and (b) LESSEE: Continental Materials Corporation, whose address is 225 West Wacker Drive, Suite 1800, Chicago, Illinois 60606.

          .    Grant of Lease.

          ()   Lessor represents and warrants that it is the
owner in fee of certain lands situated in Pueblo County, Colorado, more particularly described on Exhibit A attached hereto (the "Lands"). Within the Lands are located certain plant site improvements. The plant site improvements, together with the parcel of land on which they are located, are referred to herein as the "Improved Real Property." The Improved Real Property is more fully described in the Acquisition Agreement (as defined below) between the parties executed concurrently with this Lease. In addition, there are water rights appurtenant to the Lands. Pursuant to the terms of that certain Acquisition Agreement of even date herewith between Lessor and Lessee (the "Acquisition Agreement"), the Improved Real Property and the water rights that are appurtenant to the Lands and to the Improved Real Property, respectively, are being sold by Lessor to Lessee. The Lands, excluding the Improved Real Property and the appurtenant water rights, but together with the sand and gravel reserves, other minerals, overburden, topsoil, loose rock or any combination thereof on or contained within the Lands or formed in association therewith and any portion or part of any earth, rock, or other material that may be attached, combined with, or constitute a part thereof ("Leased Sand and Gravel"), to the extent that any of the foregoing occur and are found between the surface and top of the uppermost underlying shale formation (the "Leased Strata"), are the subject of this Lease and are hereinafter referred to together as the "Property." The Property also shall include all sand and gravel reserves, other minerals, overburden, top soil, loose rock or any combination thereof in, on and under all land or interests owned or claimed by Lessor contiguous or appurtenant to the Property and located within the same strata as the Leased Strata.

          ()   For and in consideration of the payment of the
Minimum Royalty (as defined in Paragraph 6), the Production Royalty (as defined in Paragraph 5) and the covenants herein agreed to be paid and performed by Lessee, and subject to the terms and conditions hereof, Lessor hereby grants, leases and lets the Property exclusively unto Lessee, its successors and permitted assigns, to have and to hold the same for the term hereof, and warrants the title to the same, subject to the Permitted Exceptions which are contained in Exhibit 2(b), unto Lessee, its successors, and permitted assigns against all those who may claim the same by and through the Lessor, its successors and assigns, and further warrants that except as stated hereinafter in Paragraph 7, there are no, and during the term of this Lease Lessor will not create any outstanding non-operating interests in the Property (such as overriding royalty interests) or liens on the Property securing obligations of Lessor or its affiliates that are not subordinated to this Lease. Lessee will not during the term of this Lease create any non-operating interests in the Property (such as overriding royalty interests).

          ()   Lessor reserves unto itself, its successors and
assigns, Lessor's reversionary interest in the Property, together with the royalties reserved herein, the estates in all minerals and all deposits other than the Leased Sand and Gravel, and all other estates and interests in the Property that are not the subject of this Lease or the subject of the concurrent sale of the Improved Real Property and the appurtenant water rights.

          ()   In connection with and as a part of the leasehold
interests hereby granted, Lessee shall have and may exercise, the following rights with respect to the Property: (i) the right to conduct operations for exploring, developing and mining the Leased Sand and Gravel, performing such exploration, development and mining in any manner deemed necessary or convenient by Lessee, whether by surface or other mining methods; (ii) the right to stockpile and store on or within the Lands or permanently to remove from the Lands, sell, use and dispose of the Leased Sand and Gravel, including sand and gravel contained in existing dumps or piles on the Lands, (iii) the right to construct and operate on the Lands, if and solely to the extent that the same are permitted uses, asphalt plants and concrete plants, (iv) the right, subject to any provisions herein on commingling, to stockpile sand and gravel on the Lands from other sites without incurring royalties on subsequent removal or use of same from the Lands; (v) the right to use the Lands for processing plants, scale houses, sales offices, crushing and screening plants, washing and settling facilities, and storage of related equipment, to the extent permitted by applicable government regulations; (vi) such rights of access for personnel, equipment, supplies, utilities and water as may be necessary or convenient for the conduct of Lessee's operations on the Lands, including access upon and across any other intervening or contiguous land owned or controlled by Lessor or over which Lessor may have dominion or control; and (vii) the right to mine, extract, sort, process, mix, convert to marketable concrete or other products ("Aggregate Products"), or otherwise prepare for market and to market and sell the Leased Sand and Gravel, together with such other rights as are related to or incidental to the exercise of the foregoing rights. As used herein, the term Leased Sand and Gravel includes Aggregate Products and the term Aggregate Products includes Leased Sand and Gravel and all other commercial products containing Leased Sand and Gravel located in the Leased Strata or produced from the Leased Sand and Gravel. Notwithstanding the foregoing, provided that Lessee pays the Minimum Royalty during each Lease Year (as defined in Paragraph 3) or period, Lessee shall not be obligated in any Lease Year or period to conduct operations for exploring, developing or mining the Leased Sand and Gravel or to produce or remove any Aggregate Product on or from the Property, but if Lessee does not conduct sand and gravel mining operations for a period of at least six months in any Lease Year (beginning with the first Lease Year), then the Production Royalty Rate (as defined in Paragraph 5) for the next Lease Year in which Lessee conducts operations and the Minimum Royalty for the next Lease Year shall be adjusted by the Pueblo Inflation Factor (as defined in Paragraph 5) or by the PPI Factor (as defined below), whichever would result in the higher Production Royalty Rate or Minimum Royalty, as applicable. The "PPI Factor" will be the percentage increase or decrease in the Producer Price Index #1442-58 [Construction gravel-Western Region-Mountain sub-region] (indexed at June 1982 = 100) for the Lease Year during which no such substantial Sand and Gravel mining operations were conducted.

          .    Term.  The Term of this Lease shall commence on
the date first written above and, unless sooner terminated either by Lessor or by Lessee in accordance with Paragraph 12, shall be perpetual; provided, however, that if the foregoing grant (including any options contained in this Lease) shall violate any so-called rule against perpetuities now or at any time hereinafter in effect, then the term of this Lease shall be for one hundred (100) years or such shorter term as to make this Lease non-violative of the rule against perpetuities, subject to Lessee's right to renew and extend the term for such additional periods on the same terms and conditions set forth herein as Lessee may elect. Except with respect to Production Royalty and Minimum Royalty calculations, in which calendar years are used, references hereinafter to a "year" of the Lease shall be deemed to be references to a "Lease Year," which is hereby defined to be a calendar year of 365 days (366 days in leap years). The first Lease period shall commence on the date first written above and shall end on December 31, 1996. The first Lease Year shall begin on January 1, 1997 and shall end on December 31, 1997. The dates of beginning and ending of each subsequent Lease Year shall be reckoned in the same manner.

          .    Representations.

               Lessee makes the following representations to Lessor.

               ()   Lessee is a corporation duly formed, validly
existing and in good standing under the laws of the State of Delaware and is authorized to conduct business in the State of Colorado.

               ()   Lessee has the requisite power and authority
to enter into and perform its obligations under this Lease.

               ()   The person or persons executing this Lease on
behalf of Lessee are duly authorized by Lessee to do so.

               ()   Lessee is not in violation of any law,
regulation, license, permit, or order, which violation would prevent, hinder or delay the transfer to Lessee of any licenses or permits necessary to the performance of Lessee's obligations under the Lease.

          .    Production Royalty.

               ()   Lessee shall pay to Lessor a quarterly
production royalty (the "Production Royalty") at the initial rate of $0.37 per ton (the "Production Royalty Rate") of Leased Sand and Gravel produced and removed from the Property or contained in Aggregate Products produced and removed from the Property (herein sometimes referred to as "Production"). Prior to the beginning of the Lease term, Lessor was producing a total of fourteen Aggregate Products, which are listed in Exhibit 5(a), attached hereto and made a part hereof. Lessee may, subject to the provisions hereof, cease producing one or more Aggregate Products or add Aggregate Products to the list of Aggregate Products on
Exhibit 5(a).

               () The amount of Leased Sand and Gravel produced and removed from the Property shall be determined on the basis of certifiable scale tickets. The amounts of Leased Sand and Gravel contained in Aggregate Products produced and removed from the Property, whether commercially measured by weight or volume, shall be determined by Lessee by calculation of the weight of Leased Sand and Gravel in representative samples.

               ()   The initial Production Royalty Rate of $0.37
per ton shall apply during calendar year 1996, which shall be the initial base year, and during calendar year 1997. The first adjustment of the Production Royalty Rate will be made at the end of calendar year 1997 to determine the Production Royalty Rate for calendar year 1998. Beginning with calendar year 1998, and each calendar year thereafter, at the beginning of the calendar year, the Production Royalty Rate shall be adjusted upward or downward for a "Pueblo Inflation Factor," as hereinafter provided, but shall never be less than $0.37 per ton.

               ()   As indicated above, but subject to the last
sentence of Paragraph 2(d), the Production Royalty Rate shall be adjusted for calendar year 1998 and each calendar year thereafter for the "Pueblo Inflation Factor" which shall be determined in the following manner:

                    ()   The total tonnage of Production, the
total net sales price and the average net sales price per ton, F.O.B. Lessor's Pueblo, Colorado plants, received with respect to each of Lessor's thirteen existing Aggregate Products sold to third parties during the period from January 1, 1996 to the date of this Lease are set forth on Exhibit 5(d)(i) attached hereto. Lessee shall have the right to audit such data. The average net sales price per ton for calendar 1996 (weighted by actual sales, determined on a product-by-product basis, by Lessor and Lessee in
1996) shall be deemed to be the 1996 initial base year average net sales price per ton for each of the Aggregate Products.

                    ()   At the end of calendar year 1997, Lessee
shall calculate and furnish to Lessor the total tonnage of Production, the total net sales price and the average net sales price per ton, F.O.B. the Pueblo, Colorado plants, received with respect to each of the same fourteen existing Aggregate Products during calendar year 1997. The average net sales price per ton thus determined (weighted by actual sales, determined on a product-by-product basis, by Lessee during such year) shall be deemed to be the 1997 average net sales price per ton for each of the Aggregate Products.

                    () The calendar year 1998 Production Royalty
Rate shall be increased or decreased by the percentage increase or decrease in the average net sales price for the preceding calendar year (calendar year 1997) as compared with the previous preceding calendar year (the 1996 base year) and shall be determined by calculating an escalation factor (the "Pueblo Inflation Factor") as follows: The total net sales revenue received for all Aggregate Products during the preceding calendar year (1997) shall be divided by the total net sales revenue that would have been received for all Aggregate Products in the preceding calendar year (1997) at the 1996 base year average net sales prices per ton. The Pueblo Inflation Factor thus determined shall then be multiplied by the Production Royalty Rate in effect in the preceding year (calendar year 1997) to determine the new Production Royalty Rate for the next year (calendar year 1998).

                    ()   At the end of each subsequent calendar
year the Production Royalty Rate for the next calendar year shall be determined in like manner, using actual production tonnages and average net sales prices per ton for the calendar year just ended for comparison with actual production tonnages for the year just ended, as if they had been sold at the average net sales prices for the preceding calendar year. The manner and method of calculation is set forth in an illustration using hypothetical figures for calendar years 1996, 1997, 1998 and 1999, which is attached hereto as Exhibit 5(d)(iv).

                    ()   In the calculation of average net sales
prices no amounts of any Production sold to or used by Lessee or any affiliate of Lessee shall be included.

                    ()   Neither the cessation of production and
removal of any Aggregate Product listed on Exhibit 5(a) nor the production and removal of any new Aggregate Product not listed on
Exhibit 5(a), nor the resumption of production, sale and removal of any Aggregate Product that Lessee has ceased to produce, sell, and remove from the Property shall affect the Production Royalty Rate retroactively, but any such cessation, addition or resumption shall result in a recalculation of the tonnages and average net sales prices for the years that would otherwise be affected thereby in such a manner as to eliminate the effect of such cessation on the calculation of the Production Royalty Rate for future years and/or to bring the addition or resumption into the Production Royalty Rate calculation for future years.

                    () In no event shall the adjustment of the Production Royalty Rate result in a Production Royalty Rate less than $0.37 per ton.

               ()   Production Royalty shall continue to be
payable until either the Agreed Sand and Gravel Reserves within the Property stated in Paragraph 6 below, have been produced and removed from the Property and Production Royalty thereon paid, or the sum of the amount of Leased Sand and Gravel produced and removed from the Property and the remaining number of tons of Leased Sand and Gravel on which Lessee has paid Minimum Royalty equals the Agreed Sand and Gravel Reserves within the Property, after which time Lessee shall have the right of election to continue mining operations on the Property hereunder free of either Minimum Royalty or Production Royalty or to terminate the Lease as provided in Paragraph 12(b)(2).

               ()   Payment of the Production Royalty shall be
made quarterly within thirty days after the end of each calendar quarter for Production occurring during such calendar quarter. Lessee shall be entitled to a credit against Production Royalty due for such quarter in the amount of the Minimum Royalty paid as provided in Paragraph 6, below. Each Production Royalty payment shall be accompanied by a statement showing weights of the Leased Sand and Gravel produced and removed from the Property or contained in Aggregate Products produced and removed from the Property during the calendar quarter, together with a calculation of the amount of Production Royalty for the calendar quarter and the amount of deduction therefrom for Minimum Royalty previously paid. On the thirtieth day following the end of each calendar year Lessee shall provide Lessor with a statement showing calculations of the amounts of Production during the calendar year and Production Royalty paid on such Production, together with a statement showing amounts of Minimum Royalty paid and credited against Production Royalty for the calendar year. If no written objection is made by Lessor to the correctness of the calendar year statement within one hundred twenty (120) days from the date thereof, such statement, absent fraud, shall be conclusively deemed to be correct and such Production Royalty payment deemed sufficient and complete.

               ()   In case of any dispute or question as to the
ownership of any royalty interest payment or any part thereof, to be made by Lessee under this Lease, Lessee may deposit the disputed amounts in escrow until the dispute is finally resolved.

               ()   All payments due hereunder shall be payable
to Lessor and may be made by check, draft, wire or electronic funds transfer sent or delivered to Lessor on or before the date the same is due.

               ()   Use of Scale.  Quantities of the Leased Sand
and Gravel that are removed from the Property will be measured as follows. Lessee shall maintain a scale or scales which are certified by the State of Colorado, over which all Leased Sand and Gravel removed from the Property shall be weighed, and shall keep accurate records of all weights of such Leased Sand and Gravel, including date and time when weighed, and including empty weights of the trucks or other vehicles transporting such Leased Sand and Gravel, and a reasonable identification of such vehicles, which records shall be available for inspection by Lessor at all reasonable times during business hours upon twenty-four hours advance notice. If the Leased Sand and Gravel on which royalties are due are mixed with other materials prior to weighing (for example, in case of mixing gravel with asphalt or water and Portland cement prior to removal) then an appropriate deduction from the weight of the mixed materials shall be made for the weight of the materials added; provided, however, no deduction shall be made for the normal amount of water contained in the Leased Sand and Gravel. Similarly, the weight of materials brought onto the property by Lessee and mixed with the Leased Sand and Gravel, such as asphalt, sand, gravel or sand and gravel from other sites, may be deducted from the weights of the Leased Sand and Gravel, provided that Lessee establishes procedures, including methods of identification and segregation of such materials and the maintenance of separate stockpiles of such materials, and keeps records to substantiate the same to enable accurate deductions of weight therefor. There shall be no requirement to weigh mixed concrete exiting the Property in trucks and sold by volume, but Lessee shall calculate the weight of materials in such mixed concrete on which royalties are due based on the weight of such materials in representative samples of mixed concrete.

               ()   Records to be Kept.  In addition to records
ordinarily maintained by commercial sand and gravel operators Lessee shall keep accurate records of quantities, nature and weights of the Leased Sand and Gravel removed from the Property and materials added to the Leased Sand and Gravel removed from the Property, which records shall be available for inspection by Lessor at all reasonable times during business hours upon twenty-four hours advance notice. Lessee shall be permitted to make the adjustments for materials added based upon total materials added to those on which royalties are due over the course of a quarter, rather than making an individual record and calculation on each vehicle load.

               ()   Retention of Records.  Records for each Lease
Year shall be kept for ten years and may be destroyed after the end of each such ten-year period.

               ()   Audit; Cost.  Lessor may cause an annual
audit of Lessee's books and records to be made by an independent auditor selected by Lessor for purposes of verifying the amount of royalties due to Lessor. All reasonably necessary records shall be made available to Lessor or its agents for such purposes. The fees of the auditor shall be paid by Lessor, unless an understatement of the royalties properly due to Lessor in excess of five percent (5%) of the amount of the royalties reported occurs (giving effect to any agreement or determination pursuant to paragraphs (m) or (n) below, as applicable), in which event Lessee shall pay the fees of the auditor.

               ()   Within ten (10) days after Lessor's audit is
completed, Lessor shall deliver a copy of Lessor's audit to Lessee, together with a statement demanding payment of the amount of royalties that Lessor's audit indicates were properly due and payable for the calendar year in question ("Lessor's Statement"). If Lessee agrees with the amount of royalties demanded by Lessor in Lessor's Statement, then Lessee shall promptly pay Lessor the difference between the amount of royalties demanded by Lessor for such calendar year and the amount of royalties previously paid by Lessee for such calendar year pursuant to this Paragraph 5 (or if Lessor's audit indicates an overpayment, Lessor shall promptly refund the excess to Lessee). If Lessee does not agree with the amount of royalties demanded by Lessor in Lessor's Statement, then Lessor and Lessee shall attempt to resolve such dispute within ten (10) days after Lessee receives Lessor's Statement.
If Lessor and Lessee cannot reach agreement within such ten (10) day period, then either Lessor or Lessee may demand that the matter be resolved by arbitration. Within fourteen (14) days after any such demand, the parties shall select a mutually acceptable arbitrator to resolve the dispute. If the parties cannot agree upon a mutually acceptable arbitrator within such fourteen (14) day period, then Lessor's independent auditor and Lessee's independent auditor shall select the arbitrator within ten (10) days thereafter, and the arbitrator selected by the independent auditors shall determine the amount of royalties payable by Lessee to Lessor in the manner set forth below. If Lessor's and Lessee's independent auditors cannot agree upon an arbitrator, then the parties shall apply to the American Arbitration Association for the appointment of an arbitrator within five (5) days after the expiration of the foregoing ten
(10) day period.

               ()   Once the arbitrator is selected or appointed,
then as soon thereafter as practicable but in any case within fourteen (14) days, the arbitrator shall select either Lessor's determination of the amount of royalties payable for such calendar year as contained in Lessor's Statement or Lessee's calculation of the royalties payable for such calendar year as determined under this Paragraph 5. The arbitrator's selection shall be rendered in writing to both Lessor and Lessee and shall be final and binding upon them. The party whose determination of the amount of royalties payable is not chosen shall pay the costs of the arbitrator.

               ()   Promptly after receipt of the arbitrator's
decision, Lessee shall pay the additional amount of royalties, if any, due to Lessor.

          .    Minimum Royalty.

               ()   Lessee agrees to pay Lessor as minimum
royalty (the "Minimum Royalty") each calendar year the sum of $300,000. The Minimum Royalty for a calendar year shall be payable in that calendar year in four equal installments on January 1, April 1, July 1, and October 1 or the first business day immediately succeeding such dates. Minimum Royalty paid at the beginning of a calendar quarter shall be deemed an advance upon, and credited against the Production Royalty that would be payable at the end of that calendar quarter. Lessee shall be entitled to recoup such Minimum Royalty paid by direct deduction of the amount paid for the calendar quarter from Production Royalty that would otherwise be payable for the same calendar quarter. The amount by which Minimum Royalty paid at the beginning of any calendar quarter exceeds the amount of Production Royalty that would otherwise have been payable on Production in that calendar quarter, (the "Excess Minimum Royalty") shall be carried forward and shall offset Production Royalty otherwise payable on Production in the next and subsequent calendar quarters; provided, however, that no Excess Minimum Royalty paid during any calendar year shall be carried forward beyond the end of such calendar year. The Minimum Royalty for 1996 shall be prorated for the portion of the calendar year covered by this Lease. The Minimum Royalty for calendar year 1997 shall be $300,000. For calendar year 1998 and each succeeding year the Minimum Royalty shall, subject to Paragraph 2(d), be adjusted by the Pueblo Inflation Factor, as determined pursuant to Paragraph 5, but in no calendar year shall the Minimum Royalty be less than $300,000. The Minimum Royalty shall continue to be payable until Lessee has paid royalties (Minimum Royalty and/or Production Royalty) on the total agreed sand and gravel reserves on the Property (the "Agreed Sand and Gravel Reserves") of fifty (50) million tons of 2,000 pounds, each; provided, however, that if Lessor does not acquire from the State of Colorado the property legally described on Exhibit 6(a)(1) (the "State Property") in exchange for the property owned by Lessor (and leased hereunder) and legally described on Exhibit 6(a)(2) (the "Valco Exchange Property") on or before the second anniversary of the date hereof pursuant to that certain exchange transaction presently being negotiated with the State of Colorado (the "Exchange Transaction"), the "Agreed Sand and Gravel Reserves" shall be reduced by 700,000 tons to a total of 49.3 million tons. For this purpose the Minimum Royalty amount for each calendar year shall be deemed to be the equivalent of 810,811 tons of Leased Sand and Gravel (202,703 tons of Leased Sand and Gravel per calendar quarter). The number of tons adopted herein as the amount of the Agreed Sand and Gravel Reserves will apply notwithstanding any event, occurrence or condition, including but not limited to, any event of force majeure, except as provided in Paragraphs 12(b)(3) and 12(b)(4) below.

               ()   Lessor agrees to use all reasonable efforts
to complete the Exchange Transaction prior to the second anniversary of the date hereof. Upon completion of the Exchange Transaction, the parties shall execute an amendment to this Lease which will add the State Property to the Property and delete the Valco Exchange Property from the Property. Lessor agrees that, at the time the State Property is added to the Property, the State Property shall not be subject to any lien, encumbrance, covenant, condition, restriction, right-of-way, easement or other matter affecting title other than the Permitted Exceptions.

               ()   The parties acknowledge that the Property
does not presently include the property described on Exhibit 6(b)(1) attached hereto (the "Quiet Title Property"). Lessor agrees to commence a quiet title action with respect to the Quiet Title Property (the "Quiet Title Action"), promptly after the execution of this Lease and to complete the Quiet Title Action prior to the third anniversary of the date hereof. Upon completion of the Quiet Title Action, the parties shall execute an amendment to this Lease which will add the Quiet Title Property to the Property. Lessor agrees that, at the time the Quiet Title Property is added to the Property, the Quiet Title Property shall not be subject to any lien, encumbrance, covenant, condition, restriction, right-of-way, easement or other matter affecting title other than the Permitted Exceptions.

               ()   If Lessor does not complete the Quiet Title
Action within such three year period, the Agreed Sand and Gravel Reserves shall be reduced by the total number of tons of Agreed Sand and Gravel Reserves reasonably estimated by Lessee to be located on or under the Quiet Title Property.

          .    Helmsing, Nelson and Fountain Encumbrances.

               Lessor represents and warrants that portions of the Lands are encumbered by notes and deeds of trust with respect to three parcels, denominated the Helmsing parcel, the Nelson parcel, and the Fountain parcel. A legal description of each parcel is attached hereto as Exhibits 7(1), 7(2), and 7(3). The total amount of the encumbrances against the three parcels does not, and during the term of this Lease will not, exceed $150,000. Lessor agrees to indemnify, defend and hold Lessee harmless against any claim or demand whatsoever that is or may be brought against Lessee for or on account of the outstanding indebtedness, the notes, or the deeds of trust. Any claim or demand by any or all of the holders of the foregoing notes and deeds of trust shall be treated as a Third Party Claim (as defined in Paragraph
10) and Lessor's indemnification and other obligations described in Paragraph 10 shall extend to any such claim or demand.

          .    Operations.

               ()   Lessor shall not take any action which
interferes in any material respect with Lessee's operations pursuant to its interest in this Lease.

               ()   By executing this Lease Lessee agrees to
conduct its operations hereunder in a good, safe and minerlike manner and in compliance in all material respects with all applicable laws, regulations, licenses, permits and orders of any governmental entity relating to (1) operations on the Property,
(2) the marketing of any product thereof, or (3) labor relations in connection with such operations or marketing, including, but not limited to, all laws, regulations, permits, bonds, orders and required governmental consents pertaining to mining operations, mined land reclamation, local land use regulation, and environmental regulation and control. Lessee shall be deemed to be in compliance with governmental regulations and orders while Lessee is contesting any alleged or cited noncompliance in good faith in circumstances in which Lessor's interest is not jeopardized. Lessee may bring asphalt onto the Property for recycling, but no asphalt shall be buried or disposed of on the Property.

               ()   The Minimum Royalty and Production Royalty
set forth above shall be deemed full payment to Lessor for any damages to the surface of the Property or the Leased Strata which may be caused by Lessee's operations hereunder, if and so long as Lessee conducts its operations in a reasonable and prudent manner and reasonably maintains the plant site improvements on the Property.

               ()   Use of Water.

                    () Lessee shall have the right to initiate, appropriate and devote to its own use such water rights as are necessary for Lessee's operations; provided, however, that Lessee shall at all times comply with the provisions of applicable state law.

                    ()   In addition, Lessee shall be entitled to
utilize on the Property the appurtenant water rights acquired by purchase from Lessor pursuant to the Acquisition Agreement concurrently with this Lease for existing wells, gravel pit wells, ditches, flumes, pipelines, ponds, reservoirs, water and water rights. Lessee acknowledges and agrees that Lessee shall be solely responsible for obtaining new substitute supply plans or extending existing substitute supply plans or for obtaining court decreed plans for augmentation of all groundwater wells and sand and gravel pit wells and maintaining the well permits therefor. Upon termination of this Lease, Lessee shall be in compliance with all applicable laws, regulations, orders, permits, substitute supply plans, plans for augmentation, and court decrees affecting the use of water on the Property. Prior to any termination of the Lease, Lessee shall have provided, to the satisfaction of the Colorado State Engineer, the Division Engineer for Water Division No. 2 and the water court for Water Division No. 2, as evidenced by a decreed plan or plans for augmentation, for the ongoing requirements, if any, for water for augmentation, exchange, or other like purposes on the Property after termination of the Lease.

               ()   If this Lease is terminated for any reason,
subject to payment of royalties, Lessee may remove all stockpiled Leased Sand and Gravel and Aggregate Products from the Property within twelve months after such termination. All such items not removed within twelve months shall, at Lessor's option, become the property of Lessor.

               ()   Lessor shall take no action, directly or
indirectly, which would cause or encourage the loss or restriction of Lessee's right under applicable governmental regulations to mine and remove Leased Sand and Gravel from the Property in the maximum quantity available from the Property, provided that this subparagraph shall not limit Lessor's right to terminate this Lease for default.

          .    Taxes and Encumbrances.

               ()   All property and other taxes assessed against
the Property shall be paid when due by Lessor except that Lessee shall pay property taxes when due on the surface estate of the Improved Real Property. Lessee shall be responsible for and pay when due any mineral production tax and any tax assessed against the personal property, improvements or fixtures hereafter placed on the Property by Lessee. All taxes for 1996 and the final Lease Year of the term shall be prorated, as applicable, based on the actual number of days in each such Lease Year that Lessee is in possession or control of the Property pursuant to the terms of this Lease. Notwithstanding the foregoing, Lessee shall be responsible for property and other taxes assessed against the Property which accrue after the transfer of the Property to Lessee pursuant to Sections 12(b)(5) or 13 below.

               ()   Each party (the "Paying Party") shall have
the right, but not the obligation, at any time to pay on behalf of the other party (the "Defaulting Party") any tax or to satisfy and remove any lien on the Property in the event of default of payment or other obligation by the Defaulting Party and the Paying Party shall be entitled to reimbursement of amounts paid together with an interest charge at the rate of 12% per annum or the highest rate allowed by law, whichever is less, which amounts, including amounts for interest shall be added to any amounts of money payable to Paying Party or deducted from any amounts of money payable to Defaulting Party under the terms hereof.

          .    Indemnification.

               ()   Indemnification by Lessee.  Lessee will
indemnify, defend, and hold Lessor, its directors, officers, representatives, employees, and agents harmless from and against any and all claims, actions, suits, demands, assessments, judgments, losses, liabilities, damages, costs and expenses (including interest, penalties, attorneys' fees, accounting fees, and investigation costs (collectively "liabilities") resulting or arising from, relating to or incurred in connection with: (1) any failure of Lessee to pay, perform, and discharge any obligation of Lessee under this Lease, any environmental liabilities arising from operations or activities (of Lessee or third parties) during the term hereof, ongoing and final reclamation obligations, and water augmentation requirements, (2) any breach of any representation of warranty of Lessee contained herein or in any other document delivered to Lessor in connection herewith, (3) any breach of any covenant of Lessee contained herein or in any other document delivered to Lessor in connection herewith, and
(4) injury to or death of persons or for damage to property resulting from the Lessee's negligence. Nothing contained in this Lease will exculpate Lessee from any liability to Lessor or to any other person or entity that it has or may have under state or federal law or under common law.

               ()   Indemnification by Lessor.  Lessor will
indemnify, defend, and hold Lessee, its affiliates, and their respective directors, officers, representatives, employees, and agents harmless from and against any and all liabilities resulting or arising from, relating to, or incurred in connection with: (1) any failure of Lessor to pay, perform or discharge any of Lessor's obligations under the Lease, any environmental liabilities arising from operations or activities (of Lessor and, if Lessor had knowledge prior to the date hereof, of third parties) prior to the date hereof, (2) any breach of any representation or warranty of Lessor contained herein or in any other document delivered by Lessor in connection herewith, (3) any breach of any covenant of Lessor contained herein or in any other document delivered by Lessor in connection herewith, and
(4) injury to or death of persons or for damage to property resulting from Lessor's negligence. Nothing contained in this Lease will exculpate Lessor from any liability to Lessee or to any other person or entity that it has or may have under any state or federal law or under common law.

               ()   Promptly after any party receives notice of
any claim, the commencement of any suit, action or proceeding, or the imposition of any penalty or assessment by a third party in respect of which indemnity may be sought hereunder (a "Third Party Claim") and such party intends to seek indemnity hereunder, such party will give prompt written notice of such Third Party Claim to the other party, but the failure of such party to give such notice promptly shall not relieve the other party from its obligations under this Paragraph except to the extent, if any, that such failure materially prejudices the ability of the indemnifying party to defend such Third Party Claim.

               ()   The indemnifying party will have the right to
control the defense, compromise, or settlement of the Third Party Claim with its own counsel (reasonably satisfactory to the indemnified party) if the indemnifying party delivers written notice to the indemnified party within seven days following the indemnifying party's receipt of notice of the Third Party Claim from the indemnified party acknowledging its obligation to indemnify the indemnified party (which acknowledgment may include a reservation by the indemnifying party concerning the obligation of the indemnifying party to indemnify the indemnified party for the Third Party Claim, other than costs of defense); provided, however, that the indemnifying party will not enter into any settlement of any Third Party Claim which would impose any obligation or other liability on the part of the indemnified party if such liability or obligation (1) requires more than the payment of a liquidated sum or (2) is not covered by the indemnification provided to the indemnified party hereunder. In its defense, compromise, or settlement of any Third Party Claim, the indemnifying party will timely provide the indemnified party with such information with respect to such defense, compromise, or settlement as the indemnified party may request, and will not assume any position or take any action that would impose an obligation of any kind on, or restrict the actions of, the indemnified party. The indemnified party will be entitled (at the indemnified party's expense) to participate in the defense by the indemnifying party of any Third Party Claim with its own counsel.

               ()   In the event that the indemnifying party does
not undertake the defense, compromise, or settlement of a Third Party Claim in accordance with subparagraph (d) the indemnified party will have the right to control the defense or settlement of such Third Party Claim with counsel of its choosing; provided, however, that the indemnified party will not settle or compromise any such Third Party Claim without the indemnifying party's prior written consent, unless (1) the terms of such settlement or compromise release the indemnified party or the indemnifying party from any and all liability with respect to the Third Party Claim or (2) the indemnifying party will not have acknowledged its obligations to indemnify the indemnified party with respect to such Third Party Claim in accordance with this Paragraph. The indemnifying party will be entitled (at the indemnifying party's expense) to participate in the defense of any Third Party Claim with its own counsel.

               ()   Any indemnifiable claim hereunder that is not
a Third Party Claim will be asserted by the indemnified party by promptly delivering notice thereof to the indemnifying party. If the indemnifying party does not respond to such notice within 60 days after its receipt, it will have no further right to contest the validity of the claim.

          .    Assignment.

               ()   Except for an assignment or sublease pursuant
to Paragraph 11(b), below, there shall be no assignment or subleasing by Lessee except to a person or entity who has demonstrated to Lessor's reasonable satisfaction such person or entity's general business reputation and that such person or entity possesses knowledge, experience and competence in the business of sand and gravel mining. Any assignment or sublease of this Lease to a non-affiliated third party must apply as to the entire leasehold interest of Lessee. No partial mortgage, assignment or sublease or mortgage, assignment or sublease of undivided interests or retention or reservation of overriding royalties will be recognized by Lessor; and the effect, if any, of any such transactions will be strictly and only as between the parties thereto, and outside the terms of this Lease, and no dispute between parties to any such transactions shall operate to relieve Lessee from performance of any terms or conditions hereof or to postpone the time therefor. A partial mortgage, assignment or sublease shall not deprive Lessor of any of its benefits under this Lease. Furthermore, no mortgage, assignment, or sublease of this Lease will be valid as against Lessor unless the mortgagee, assignee, or sublessee has executed an agreement, reasonably satisfactory to Lessor in form and substance, to the effect that the mortgagee, assignee, or sublessee, as the case may be, agrees that it is responsible for performance of Lessee's obligations under this Lease (or, as to a mortgagee only, that the mortgagee's interests in the Lease are fully subordinate to the rights of Lessor). Furthermore, no mortgage, assignment or sublease shall be effective upon the Lessor until the mortgaging, assigning or subleasing party has given written notice and copies of the mortgage, assignment or sublease documents to the Lessor. Subject to Paragraph 11(d) below, Lessor may assign, convey, sell, mortgage, pledge or otherwise dispose of Lessor's reversionary interest and/or Lessor's reserved royalty and other interests in the Property or any portion thereof with ninety (90) days prior notice to Lessee.

               ()   Lessee may assign this Lease to an assignee
or sublessee that is controlled by Lessee and who assumes all the obligations of the Lease and any provisions of the Acquisition Agreement adopted herein, and may sublease this Lease to any wholly-owned subsidiary of Lessee, and such subsidiary may further sublease the leasehold interest to any other subsidiary of Lessee, provided that Lessor's approval shall not be required and provided further that Lessee shall remain primarily liable and responsible for the full performance of all provisions of the Lease by such assignee or sublessee. If Lessee assigns this Lease to any such assignee or sublessee that is controlled by Lessee or to any wholly-owned subsidiary of Lessee, then any transfer, other disposition, or change in any other fact or circumstances such that Lessee ceases to control such assignee or sublessee or wholly-owned subsidiary shall be treated as an assignment of this Lease and shall therefore be subject to the provisions of Paragraph 11(a).

               ()   In addition to the applicable requirements of
subparagraph (a) above Lessee may assign this lease to an assignee or sublessee who is an entity that is incorporated or organized under the laws of one of the United States and whose consolidated net worth is certified to Lessor by an independent accounting firm to be at least $25 million, under general accounting principles, in which case Lessee shall be released of all of its obligations hereunder.

               ()   Lessor will not sell its reversionary
interest or its reserved royalty or other interest in the Property (an "Interest") without first complying with the provisions set forth in this Paragraph 11(d). Lessor will give Lessee thirty (30) days advance notice that it desires to sell an Interest. The notice will state the nature of the Interest and the minimum purchase price (the "Minimum Price") proposed by Lessor. If Lessee makes an offer to purchase the Interest, then Lessee will have sixty (60) days from the date of its offer to pay for the Interest at the Minimum Price. In the event of any breach by Lessee in the payment for the Interest, Lessor shall have available to it the remedy of specific performance in addition to any damages that it may incur, and Lessor shall have no further obligations under this Paragraph 11(d) with respect to any proposed sale of any Interest of Lessor in the Property. If Lessee fails to give the notice within the 30-day period referred to above, then Lessor shall be free to sell the Interest at no less than the Minimum Price for a period of six months after the expiration of the period within which Lessee could have made the offer. The provisions of this Paragraph 11(d) do not apply to
(i) any bona fide pledge of Lessor's interest in this Lease and any transfer arising in connection with such pledge; provided that such pledgee and/or transferee shall take subject to the provisions of this Lease, including the right of first refusal under this Paragraph 11(d) as to reconveyances by the pledgee or the pledgee's successors or assigns, or (ii) any sale or other disposition of any of Lessor's Interest in the Property to Tom Brubaker or Reid Jones, any sibling of Tom Brubaker, any shareholder of Lessor holding not less than 5% of Lessor's shares for a period of at least one year, or any spouse or descendant of any of the foregoing, or to any trust or estate created for the benefit of any of the foregoing, or to any entity controlled by any of the foregoing. In any event, Lessor agrees that any sale or other disposition of any of Lessor's Interest in the Property shall not materially and adversely affect Lessee's interest in this Lease.

               ()   If Lessee mortgages its leasehold estate,
such mortgage shall be subordinate to the interest of Lessor in the Property. Lessor agrees to enter into such agreements with the mortgagee or holder of the deed of trust as shall be reasonably acceptable to Lessor including, without limitation, providing estoppel certificates to such mortgagee or holder of a deed of trust and/or making such amendments or modifications to this Lease as may be reasonably acceptable to Lessor, provided that such amendments or modifications are reasonable and customarily required in similar financings and do not affect the financial or economic terms of this Lease or otherwise materially and adversely affect Lessor's interest in the Property or this Lease.

          .    Termination, Condemnation and Force Majeure.

               ()   Termination by Lessor.

                    (1) Termination by Lessor for Lessee's
default. Failure by Lessee to perform or comply with any of the terms or conditions of this Lease, including provisions concerning timeliness of payments, shall not automatically terminate this Lease nor render the Lease null and void; but in case of such default, Lessor may notify Lessee in writing specifying the nature and particulars of such default, and Lessee shall have a period of 30 days after receipt of such notice in which to cure such default and if such default shall not have been cured within such time, Lessor may, but shall not be required to elect to terminate this Lease by giving written notice to Lessee, provided, however, that if the default is other than a payment default and cannot practically be corrected within said 30-day period and Lessee has commenced corrective action and is making all practical prompt efforts to correct the same, the 30-day period shall be extended for so long as is reasonably required to correct the default, but not longer than ninety (90) days. Lessor shall have the right to elect to enforce the Lease and seek money damages or any other remedy available at law or in equity rather than to terminate the Lease for default.

                    (2) Contemporaneously with the execution and delivery of this Lease, the parties have executed that certain Option to Purchase Agreement (the "Option Agreement"), a copy of which is attached hereto as Exhibit 12(a)(2). The Option Agreement grants to Lessor the right to purchase the Improved Real Property and the improvements then existing on the Improved Real Property on the terms and subject to the conditions contained in the Option Agreement in the event this Lease is terminated by Lessor as a result of a default by Lessee.

               ()   Termination by Lessee.

                    ()   Default by Lessor.  If Lessor fails to
perform or comply with any of the terms or conditions of this Lease, or breaches any representation or warranty made by Lessor in Lessee shall have the right to give Lessor written notice to correct any such default within 30 days of such written notice. In the event such default is not corrected within such period, the Lessee may cure the default at Lessor's expense or in the event Lessor fails to reimburse Lessee within ten (10) days of Lessor's receipt of invoices itemizing such expenses, by set-off against any moneys owed by Lessee to Lessor herein. If Lessor's breach or default is such as practically to prevent Lessee from mining and removing Leased Sand and Gravel under this Lease, Lessee shall have the right to terminate this Lease by written notice upon termination of the 30-day period; provided, however, that if the default cannot be practically corrected within the 30-day period and Lessor has commenced corrective action and is making all practical and prompt efforts to correct same, the 30-day period shall be extended for so long as is reasonably required to correct the default, but not longer than ninety (90) days, and during and for such period the minimum royalty obligation will be suspended. Lessee shall also have such other rights and remedies available at law or in equity.

                    ()   Payment of Royalty.  This Lease may be
terminated by Lessee pursuant to Paragraph 5(e) upon thirty (30) days' written notice to Lessor.

                    ()   Total Condemnation.  If during the Term
Lessee's right under this Lease to mine and remove Leased Sand and Gravel or remove, mine or produce Aggregate Products is completely denied as the result of a condemnation, Lessee may elect to (i) terminate this Lease in which case Lessee shall be released of all of its obligations hereunder and shall assign its claims against the condemning authority arising from the condemnation (other than claims for costs of removal of equipment) to Lessor, or (ii) continue this Lease, in which case Lessor shall assign all of its claims against the condemning authority arising from the condemnation to Lessee. For purposes of this subparagraph 12(b)(3) and subparagraph 12(b)(4), a "condemnation" is intended to mean a judicial proceeding initiated by a governmental authority, or a private right of condemnation under the constitution of the State of Colorado, and is not intended to include a change in governmental regulation or a change in the manner in which such governmental regulation is interpreted or enforced, even if any such change has the same effect as a condemnation.

                    (4)  Partial Condemnation.  If during the
Term Lessee's right under the Lease to mine and remove Leased Sand and Gravel or remove, mine or produce Aggregate Products is partially denied as the result of a condemnation, an equitable adjustment to the remaining Agreed Sand and Gravel Reserves shall be made, which may have the effect of adjusting the remaining aggregate Minimum Royalty and aggregate Production Royalty due hereunder; provided, however, that in the event of a partial condemnation the annual Minimum Royalty rate of payments (for as long as they continue to be due in the context of the adjusted Agreed Sand and Gravel Reserves) and the Production Royalty Rate shall not be adjusted as a result thereof. Any condemnation award received in connection with a partial condemnation of the Property shall be divided as follows: (a) Lessor shall receive the lesser of (i) the condemnation award or (ii) the net present value (using a six percent (6%) discount rate) of the future royalties that would have been paid under this Lease with respect to the portion of the Property condemned, determined by multiplying the Production Royalty Rate in effect at the time the condemnation award is paid times the Agreed Sand and Gravel Reserves reasonably attributable to the portion of the Property so condemned (using for this purpose the Gravel Reserve Estimate prepared by GSA Resources in August, 1996) that remain on the portion of the Property condemned (the "Production Award"); and
(b) Lessee shall receive the remainder, if any, of the condemnation award. In the event the total condemnation award is less than the Production Award (the "Condemnation Deficit"), then Lessee shall pay the difference to Lessor in one payment upon the expiration of this Lease (the "Additional Compensation"). The Additional Compensation due and payable upon the expiration of this Lease shall be determined by multiplying (y) the Production Royalty Rate in effect at the time of expiration of this Lease by
(z) the result obtained by dividing the Condemnation Deficit by the Production Royalty Rate in effect at the time of the condemnation. The calculation of the present value of the Production Award shall be based upon the number of years (beginning with the date on which the condemnation award is paid) that it would have taken to deplete the Agreed Sand and Gravel Reserves attributable to the condemned portion of the Property (using the annual Minimum Royalty). An example of the calculation of the Condemnation Deficit is attached hereto as
Exhibit 12(b)(4). In no event will the Lessor be compensated for more than 50,000,000 tons or such lesser amount as adjusted in accordance with Section 6(a), Section 6(d,) Section 18 and/or this Section 12(b)(4) whether in the form of Minimum Royalty, Production Royalty, Production Award or Additional Compensation or any combination thereof.

                    Notwithstanding the foregoing, as to any portion of the Property that is condemned and at the time of the condemnation all of the Agreed Sand and Gravel Reserves on such portion of the Property have been removed or extracted, then the condemnation award with respect to such portion of the Property shall be divided between the parties as follows: (a) Lessor shall receive the portion of the award attributable to the fee simple interest in such portion of the Property (as if such property were not improved) and (b) Lessee shall receive the portion of the award relating to any improvements then existing on such portion of the Property.

                    (5)  Force Majeure.  If during the term
Lessee's right under the Lease to mine and remove Leased Sand and Gravel or remove, mine or produce Aggregate Products is materially diminished or reduced as a result of any Force Majeure Event, and such diminishment or reduction is or is reasonably expected to be permanent (as to which the burden of proof shall be Lessee's), Lessee's obligations under this Lease shall continue; provided, however, that Lessee shall have the option to purchase the Property on the terms and determined as provided in Paragraph 13 below (except that the purchase price shall be equal to 100% of the net present value (determined using a six percent (6%) discount rate) of the future royalties to be paid under the Lease) such option to be exercised by Lessee's written notice to Lessor. Upon Lessee's acquisition of the Property, this Lease shall terminate.

                    For purposes of this Lease, the term "Force
Majeure Event" shall mean any of the following: any material change in government regulations or the manner in which such government regulations are interpreted or enforced; Lessee's inability to obtain required permits or approvals after commercially reasonable efforts; any other event beyond Lessee's reasonable control including, without limitation, any order, decree, or direction by any governmental law, executive order, rule, regulation, or request enacted or promulgated under color of authority; by scarcity or inability to obtain equipment, material, power or fuel; by strike or lockout with respect to a supplier or other third party upon which Lessee depends and can not reasonably be substituted, or industrial disturbance; or by any act of God (including, without limitation, lightning, earthquake, fire, storm, flood, or washout).

               ()   Except in the case of a termination of this
Lease under Paragraph 12(b)(5), upon the termination of this Lease, Lessee shall surrender possession of the Property to Lessor, shall execute and deliver to Lessor a recordable written release of all of Lessee's right, title and interest in this Lease. Upon request by Lessor and at its expense, Lessee shall also use its best efforts to obtain transfers of all existing licenses and permits issued for the Property and held in Lessee's name upon the same terms and conditions as set forth in the existing documents. In the case of a termination pursuant to Paragraph 12(b)(5), Lessor shall convey the Property to Lessee by special warranty deed (subject to the title exceptions shown in the title policy delivered to Lessee pursuant to the Acquisition Agreement and other matters as may have arisen as a result of Lessee's operations on the Property during the term hereof.

               ()   Upon termination of this Lease for any
reason, in addition to any liability of one party to the other arising from such termination, Lessee shall be responsible for compliance with applicable laws and regulations relating to Lessee's operations on the Property, including mining operations, mined land reclamation, local land use regulation, water augmentation and environmental regulation and control; subject, however, to Lessor's obligations for periods prior to the commencement of the term of this Lease for compliance with all such laws and regulations, except laws and regulations (and attendant obligations) relating to mined land reclamation and water augmentation. Lessor shall grant Lessee reasonable access to the Property to carry out post-termination reclamation or other activities that may be required or permitted to be performed by Lessee after termination.

          .    Net Worth Covenant.  If, during the term of this
Lease, () the consolidated net worth of Lessee falls below $15 million, and () such net worth remains below $15 million for a period of six months Lessor, provided that Lessor is not in material default under the Lease or, being in default, has failed to cure as provided in Paragraph 12(b)(1), shall have the right (the "Put Right") to require Lessee to purchase the Property at a price equal to 105% of the net present value (determined using a six percent (6%) discount rate) of the future royalties to be paid under this Lease determined by multiplying the Production Royalty Rate that is in effect at the time the Put Right is exercised times the Agreed Sand and Gravel Reserves less the number of tons of Leased Sand and Gravel on which Minimum Royalty and Production Royalty have been paid prior to the closing of the Put Right (an example of the foregoing is attached as Exhibit
13). The term "net worth" as used herein means the consolidated net worth under general accounting principles of Continental Materials Corporation. Upon request (but not more often than annually) of Lessor, Lessee will cause its outside accounting firm (presently Coopers & Lybrand, L.L.P.) to certify to Lessor that Lessee is in compliance with this net worth covenant. Lessor, at its cost, shall have the right to have an independent public accounting firm verify such certification; provided, however, that such firm shall keep confidential all information discovered in such verification process except the result of its determination that there is or is not compliance with this net worth covenant. Transfer of title under this Paragraph shall be by special warranty deed (subject to the title exceptions shown in the title policy delivered to Lessee pursuant to the Acquisition Agreement and such other matters as may have arisen as a result of Lessee's operations on the Property during the term hereof) to be delivered at closing within thirty days (30) after notice by Lessor of its election to exercise the Put Right.

          .    Notices.  Any notice required or permitted to be
given hereunder shall be deemed properly given as provided in the Acquisition Agreement.

          .    Reclamation.  Rules and Regulations of the
Colorado Division of Minerals and Geology, the Mined Land
Reclamation Board and the Mined Land Reclamation Office, or their successors, for reclamation of mined land will apply where applicable to the Property. Variations or waivers may be granted, accepted or agreed to only with Lessor's approval which shall not be unreasonably withheld.

          .    Inspection.  During business hours and upon three
(3) business days advance notice to Lessee, Lessor, or its duly authorized agent shall be and hereby is authorized to go on the Property and to examine, inspect and survey the same. All conveniences necessary for said inspection or survey shall be furnished to Lessor, or its agent, by Lessee, at Lessor's expense; provided, however, that Lessor's exercise of the rights reserved herein shall not unreasonably interrupt or interfere with Lessee's operations on the Property.

          .    Maps.  Lessor, at its own expense and with three
(3) business days advance notice to Lessee, may authorize an engineer or surveyor duly licensed by the State of Colorado, together with a mapping party of not more than three persons, to come onto the Property once each year for the purpose of preparing a map of the workings herein authorized to be made.
The mapping party shall enter and remain on the Property at its own risk and Lessor shall indemnify and hold Lessee harmless against any claim for personal injury or property damage to said mapping party or otherwise arising as a result of said mapping visits to the Property. Said map shall be of a scale of not less than 100 feet to the inch, showing vertical and horizontal dimensions of all excavations, fills, stockpiles, and other disturbances of the surface, by means of accurate contour lines (not more than five-foot interval) or cross-sections, all to be correctly related to a base line which is properly located in relation to known section lines; said map to show county, section, township and range, the North point, the scale to which the map is drawn with an explanatory legend, and the certificate of the engineer or surveyor as to its accuracy. The engineer or surveyor shall show clearly upon said map the cubic yards of material displaced and removed by operations since the previous survey, map and report. A copy of said map shall be delivered to Lessee not later than thirty days after its preparation. If Lessee causes such a map or similar map to be prepared periodically or from time to time for Lessee's purposes, Lessee shall provide a copy of such map to Lessor within thirty days after its preparation, without charge therefor. Lessee shall also provide Lessor a copy of Lessee's annual report to the Colorado Division of Minerals and Geology or successor agency, within 30 days after filing said report.

          .    East Mining Property Survey Adjustment.  Lessee
may, at its expense, cause a survey to be conducted for the east portion of the Property at any time during the one-year period following the date hereof for the purpose of confirming its right to mine the full amount of the Agreed Sand and Gravel Reserves. If the survey indicates a decrease or an increase in the amount of minable Agreed Sand and Gravel Reserves (based solely on a change in the outside boundaries of the Property, determined on a parcel by parcel basis) in excess of three percent (3%), then the amount of the remaining Agreed Sand and Gravel Reserves shall be adjusted to reflect such impairment or increase; provided, however, that in the case of an increase, the Agreed Sand and Gravel Reserves shall only be increased to the extent that the additional reserves in tons exceeds the dollar cost of the survey divided by .37.

          .    Other Minerals Not Covered by this Lease.  In the
event other minerals are found on the Property below the Leased Strata, Lessor reserves the right to lease the Property for the removal of such minerals but Lessee shall not be required to forego or delay Lessee's operations under this Lease for the removal of Leased Sand and Gravel and any operations conducted by or for Lessor for the removal of such minerals shall be subordinated to Lessee's operations and shall not unreasonably interrupt or interfere with the operations of Lessee on the Property.

          .    Insurance.  Lessee shall obtain and maintain
during the term hereof workers' compensation insurance; employer's liability insurance with minimum limits of not less than $1,000,000 each accident; automobile liability insurance with minimum limits of not less than $1,000,000 combined single limit per occurrence; and general liability insurance with minimum limits of not less than $1,000,000 single limit per occurrence. The general liability insurance shall cover Lessee, Lessee's agents, employees, and contractors and, shall name Lessor as an additional insured.

          .    Binding Effect.  This Lease and all its terms,
conditions and stipulations shall extend to and be binding on all successors and permitted assigns of the parties.

          .    Interest on Unpaid Amounts.  Interest at the prime
rate plus three points shall be payable on all amounts payable under this Lease from and after the date on which such amounts are due until they are paid in full. The prime rate shall be the prime rate quoted by the Wall Street Journal on the date the amount is due and payable.

          .    Governing Law; Venue.  This Lease and its
interpretation and all disputes pertaining thereto (other than disputes to be settled by arbitration pursuant to subparagraphs 5(l) through (o), above) or to any issue in respect of the performance or non-performance of this Lease shall be governed by the laws and decisions of courts of the State of Colorado. Any action or proceeding at law or in equity by a party against another party to this Lease may be brought in any District Court in which venue is proper under the Colorado Rules of Civil Procedure, notwithstanding that venue may also be proper in the District Court for another county.

          .    Attorneys' Fees.  Except as otherwise provided
herein in connection with the provisions of this Lease regarding indemnification of parties, in any action or proceeding at law or in equity by a party against another party to this Lease, the prevailing party shall be entitled to reasonable attorneys' fees and expenses.

          .    Depletion Allowance.  The parties acknowledge that
all payments made pursuant to Paragraphs 5 and 6 of this Lease are in the form of royalties and not lease, rent or production payments. Further, the parties acknowledge that the Leased Sand and Gravel which are the subject of this Lease are natural resources which are the subject of a tax deduction of a reasonable allowance for depletion of such materials, which presently requires an equitable apportionment between the Lessor and Lessee.

          .    Memorandum for Recording.  Simultaneous with the
execution of this Lease the parties have executed a memorandum for recording ("Memorandum for Recording"). Either party may record the Memorandum for Recording but neither party shall record this Lease without the prior written consent of the other.

          .    Construction of Document.  The parties do not
intend that this Lease be characterized as a sale of real property. However, if any court of competent jurisdiction should characterize this Lease as a sale of real property, then the parties intend that, upon such event, this Lease should be treated as a mortgage, pursuant to which Lessee has granted to Lessor a lien on the Property. In such event, the parties agree to record an additional Memorandum for Recording containing the necessary information to cause such Memorandum for Recording to be effective as a mortgage.

          IN WITNESS WHEREOF, the undersigned have executed this Lease on the day and year first above written.

                    LESSOR:

                    VALCO INC.


                    By:/s/Thomas E. Brubaker
                         Thomas E. Brubaker
                         President

ATTEST:

By:____________________________
Name:__________________________
Its:___________________________

                    LESSEE:

                    CONTINENTAL MATERIALS CORPORATION


                    By:/s/ Joseph J. Sum
                         Joseph J. Sum
                         Vice President and Chief Financial
                         Officer

ATTEST:

By:____________________________
Name:__________________________
Its:___________________________

STATE OF COLORADO   )
                    )  ss.
COUNTY OF _________ )

          Acknowledged before me this 21st day of October, 1996, by Thomas E. Brubaker and ______________, the President and
__________________, respectively, of Valco Inc.

          WITNESS my hand and official seal.

          My commission expires:__________________________.

[SEAL]                        ____________________________
                              Notary Public

                              ____________________________
                              Address:
                              ____________________________
                              ____________________________



STATE OF COLORADO   )
                    )  ss.
COUNTY OF _________ )

          Acknowledged before me this 21st day of October, 1996, by Joseph J. Sum and ______________, the Vice President and Chief
Financial Officer and __________________ , respectively, of
Continental Materials Corporation.

          WITNESS my hand and official seal.

          My commission expires:__________________________.

[SEAL]                        ____________________________
                              Notary Public

                              ____________________________
                              Address:
                              ____________________________
                              ____________________________